EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into June 23, 2023 (the “Effective Date”) by and between Timothy McNamer (the “Consultant”) and Evil Empire Designs, Inc., a Nevada corporation (“Evil Empire” and together with the Consultant, the “Parties”).

RECITALS

WHEREAS, the Company, Trendmark Industries, Inc., a Wisconsin corporation (“Trendmark”), and the Consultant have entered into that certain Share Exchange Agreement (the “Share Exchange Agreement”) on or about the date of this Agreement;

WHEREAS, immediately prior to the closing of the Share Exchange Agreement, the Consultant will have been the only security holder of Trendmark;

WHEREAS, upon closing of the Share Exchange Agreement, Trendmark will become a wholly-owned subsidiary of Evil Empire, and Consultant will become an affiliate of Evil Empire by virtue of holding more than 10% of the issued and/or outstanding shares of common stock of Evil Empire and/or exercising a significant and material of degree control over the business of Evil Empire; and

WHEREAS, to induce the Consultant and Trendmark to enter into the Share Exchange Agreement, Evil Empire requires as a condition of the consummation and closing of the Share Exchange Agreement that the Consultant enter into this Consulting Services Agreement so that Evil Empire receives the benefit of operating the business of Trendmark for a period of not less than three years, such operation of three years not being possible for Evil Empire without the services and obligations of the Consultant, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

AGREEMENT

1. Services. As of the Effective Date, Evil Empire hereby retains the Consultant, and the Consultant hereby agrees to provide advisory and consulting services (the “Services”) regarding Evil Empire’s strategic planning in the motorcycle technology and related industries. The Services will include, without limitation:

•	Consulting with Evil Empire’s management within the Consultant’s professional area of expertise from time to time as reasonably requested by management;

•	Exchanging strategic and business development ideas with management in the Field (as defined below);

•	Serving as a member of Evil Empire’s Advisory Board (the “AB”), if and when an AB is formed;

•	Performing all services required to operate Trendmark and its business, including but not limited to managing, developing, marketing the business, products and services of Trendmark, including but not limited to Trendmark’s motorcycle, electric cycle and other vehicle business, in at least the same capacity as was in the Consultant’s operation of such business prior to forming Trendmark, in order to maximize profits on a consolidated basis with Evil Empire;

•	Attending motorcycle, electric cycle and other vehicle trade shows and expositions with Evil Empire’s management; and

•	Attending regulatory, finance, scientific or business meetings with Evil Empire’s management, such as meetings with strategic or potential strategic partners and other meetings relevant to the Consultant’s area of expertise.

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For purposes of this Agreement, the term “Field” means developing and commercializing Evil Empire’s products and services, especially in the area of motorcycle, electric cycle or other vehicle design, production, manufacturing, marketing and sales.

2. Performance of Services.

(a) During the Term, the Consultant agrees to make himself available to render the Services, at such time or times as may be mutually agreed, from time to time at the request of management.

(b) The Consultant shall provide the Services telephonically, electronically or in person at such location as the Parties may mutually agree. The Consultant agrees to devote his reasonable and diligent efforts to the performance of the Services.

(c) The Consultant consents to being a member of the AB during the term of this Agreement.

3. Services and Compensation.

(a) Services. The Consultant will perform the Services, and be compensated for performance the Services as provided in this Section 3 hereof.

(b) Compensation. In addition to receiving 10,000,000 shares (the “Shares”) of common stock from Evil Empire under the terms and conditions of the Share Exchange Agreement, the Consultant hereby acknowledges that Evil Empire has advanced funds of $50,000 to the Consultant, which $50,000 shall be consideration paid to Consultant under this Agreement.

Evil Empire and Consultant hereby agree that if Consultant terminates this Agreement before the expiration of the Term or Consultant does not provide the Services to Evil Empire, Consultant shall within three (3) days of such termination or date of not providing the Services to Evil Empire return such $50,000 referenced in this Section 3(b) to Evil Empire by wire transfer to a bank account designated by Evil Empire, and transfer title to the Shares to Evil Empire, and hereby appoints Evil Empire attorney-in-fact to effect such transfer.

(c) Expenses. Evil Empire shall promptly reimburse the Consultant for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him at management’s request in the performance of the Services, following Evil Empire’s receipt of a request for reimbursement from the Consultant. The Consultant shall provide management with documentation supporting all such expenses within thirty (30) days of incurring the expense.

4. Term; Termination; Effect of Termination.

(a) Term; Termination. The Consultant’s performance of Services shall commence on the Effective Date and shall continue thereafter for three (3) years, unless sooner terminated as provided herein (the “Term”). Evil Empire or the Consultant may terminate this Agreement at any time upon providing the other party written notice of such termination at least ten (10) business days prior to the termination date.

(b) Effect of Termination. Upon termination of this Agreement, the Consultant shall be entitled to payment, not later than ten (10) business days after the date of termination, of (i) any accrued but unpaid portion of his monthly consulting fee through the termination date, prorated for any partial month of service prior to the date of termination, and (ii) reimbursement of out-of-pocket expenses accrued but unpaid as of the date of termination.

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(c) Survival of Certain Provisions. No termination of this Agreement shall relieve the Consultant or Evil Empire of any obligations hereunder which by their terms are intended to survive the termination of the Consultant’s association with Evil Empire.

(d) Return of Evil Empire Property. Upon termination of this Agreement for any reason, the Consultant shall promptly deliver to Evil Empire any and all property of Evil Empire or its customers, licensees, licensors, or affiliates provided to the Consultant pursuant to this Agreement which may be in his possession or control, including without limitation, products, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same and shall destroy any Confidential Information (as defined in Section 7 hereof ) in tangible form.

5. Independent Contractor. For purposes of this Agreement and all Services to be provided hereunder, the Consultant shall not be considered a partner, co-venturer, agent, employee or representative of Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Without limiting the generality of the foregoing, Consultant shall not be considered an employee of Company for purposes of any state or federal laws relating to unemployment insurance, social security, workers compensation or any regulations which may impute an obligation or liability to Company by reason of an employment relationship. Consultant agrees to pay all income, FICA, and other taxes or levies imposed by any governmental authority on any compensation that Consultant receives under this Agreement. Consultant shall indemnify, defend and hold harmless Company and its officers and employees from and against any and all losses, damages, liabilities, obligations, judgments, penalties, fines, awards, costs, expenses and disbursements (including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation) suffered or incurred by Company as a result of any allegation that Consultant is an employee of Company by virtue of performing any work for or on behalf of Company hereunder or otherwise.

6. Inventions. The Consultant shall promptly disclose to Evil Empire, and, subject to the terms of the third paragraph of this Section 6, hereby assigns and agrees to assign to Evil Empire (or as otherwise directed by Evil Empire), his full right, title and interest, if any, to all Inventions (as defined below). The Consultant agrees to cooperate fully with Evil Empire, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect Evil Empire’s rights in and to any of such Inventions, including, but not limited to, execution of any and all applications for domestic and foreign patents, copyrights or other proprietary rights and the performance of such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by Evil Empire to assign the Inventions to Evil Empire and to permit Evil Empire to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions, all at Evil Empire’s sole cost and expense. The Consultant hereby designates Evil Empire as his agent, and grants to Evil Empire a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any such assignment hereunder from the Consultant to Evil Empire in the event the Consultant should fail or refuse to sign and deliver any document in connection with perfecting the foregoing rights of Evil Empire within ten (10) days following Evil Empires’ request; provided that, in each case in which Evil Empire intends to exercise this right (i) it shall give the Consultant thirty (30) days written notice, by certified mail that it intend to exercise its rights under this sentence, which notice shall refer to this Agreement and shall be accompanied by (a) copies of the documents that Evil Empire intends to execute or file, or a description of the other acts that Evil Empire intends to take, and (b) reasonably sufficient information about the Invention or other intellectual property to which the documents or acts relate for the Consultant to make a determination of whether the document or acts relate to an Invention; and (ii) Evil Empire may not exercise its rights under this sentence if the Consultant notifies Evil Empire within the thirty (30) day period referred to above that the Consultant disagrees.

“Inventions” shall mean, for purposes of this Section 6, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Consultant (whether alone or with others) within the Field solely as a direct result of consulting with Evil Empire under this Agreement. In no event shall the Consultant’s obligations hereunder relate to any right, title or interest that the Consultant may have in ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Consultant (whether alone or with others) with the use of facilities or findings of any Affiliated Institution and that the Consultant is required to assign to his Affiliated Institution pursuant to the rules and regulations of such Affiliated Institution. The Consultant agrees to not knowingly use or incorporate any third party proprietary information into any Inventions or to disclose such information to Evil Empire. Upon termination of this Agreement with Evil Empire, the Consultant shall provide to Evil Empire in writing a full, signed statement of all Inventions in which the Consultant participated prior to termination of this Agreement.

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7. Confidentiality. During the Term, the Consultant will be exposed to certain information concerning Evil Empires’ research, business, Inventions, products, proposed new products, designs, clinical testing programs, manufacturing processes and techniques, customers, and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to Evil Empire and is not generally known to the public (collectively, “Confidential Information”). Confidential Information shall not include information that (i) is in the public domain on the Effective Date of this Agreement, (ii) is or was disclosed to the Consultant by a third party having no fiduciary relationship with Evil Empire and having no known obligation of confidentiality with respect to such information, (iii) is or was independently known or developed by the Consultant without reference to the Confidential Information as reasonably demonstrated by the Consultant by written records or (iv) is required by law or in a legal proceeding to be disclosed, provided that the Consultant shall give Evil Empire prior written notice of such proposed disclosure so that Evil Empire may take such legal steps as it deems appropriate to protect the Confidential Information. The Consultant hereby agrees, for a period of seven (7) years following the expiration or earlier termination of this Agreement not to disclose or make use of, or allow others to use, any Confidential Information, except to Evil Empire’s employees and representatives, without Evil Empires’ prior written consent, unless such information becomes publicly available through no fault of the Consultant. In addition, the Consultant further agrees not to make any notes or memoranda relating to the business of Evil Empire other than for the benefit of Evil Empire and not to use or permit to be used at any time any such notes or memoranda other than for the benefit of Evil Empire.

8. Injunctive Relief. The Consultant agrees that any breach of this Agreement by him could cause irreparable damage to Evil Empire and that in the event of such breach Evil Empire shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting Evil Empire from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by Evil Empire.

9. Publications. The Consultant agrees that he will not at any time during the time limitations set forth in paragraph 8 hereof, publish any Confidential Information that becomes known to him as a result of his relationship with Evil Empire which is, or pursuant to the terms hereof becomes, the property of Evil Empire or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent as may be necessary in the ordinary course of performing in good faith his duties as an advisor of Evil Empire and with the prior written consent of Evil Empire.

During the Term and for a period of two years thereafter, the Consultant agrees to submit to Evil Empire for a period of at least thirty (30) days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by the Consultant (each a “Proposed Publication”) which contains Confidential Information or discloses Inventions in sufficient time to enable Evil Empire to determine if patentable Inventions or Confidential Information would be disclosed. Nothing herein shall be construed to restrict the Consultant’s right to publish material which does not contain Confidential Information. Following the expiration of the Review Period, if Evil Empire does not notify the Consultant that the Proposed Publication discloses patentable Inventions or Confidential Information such Proposed Publication shall be deemed to be approved by Evil Empire for publication. In addition, the Consultant will cooperate with Evil Empire in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by Evil Empire and will assist Evil Empire in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

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10. No Conflicting Agreements. The Consultant represents and warrants, that as of the Effective Date, he is not a party to any future commitments or obligations that conflict with this Agreement. During the Term, the Consultant will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide Services under this Agreement in such a manner and at times that such Services will not conflict with his responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party.

11. Other Consulting Services. During the Term, without the prior written consent of Evil Empire, the Consultant will not be employed or engaged by or otherwise render services for or on behalf of another company engaged in the Field. Evil Empire agrees that the Consultant may serve as a member of advisory boards or in a similar capacity with, and provide consulting services to, other companies in areas outside of the Field, provided that such services do not conflict or materially interfere with his Services hereunder.

12. Nonsolicitation. During the Term and for a period of one year thereafter, the Consultant, personally, will not, without Evil Empires’ prior written consent, directly solicit the employment of any employee of Evil Empire or its affiliates with whom the Consultant has had contact in connection with the relationship arising under this Agreement. Nothing in this Section 12 shall be deemed to prohibit general solicitations of employment by any Affiliated Institution.

13. Disclosure of Relationship. The Parties each shall be entitled to disclose that the Consultant is providing consulting services to Evil Empire for which he is being compensated and is on the Evil Empire AB, and Evil Empire may use the Consultant’s name, including in any business plan, press release, advertisement, prospectus or other offering document of Evil Empire or its affiliates, so long as any such usage (a) is limited to reporting factual events or occurrences only, and (b) is made in a manner that could not reasonably constitute a specific endorsement by the Consultant of Evil Empire or of any program, product or service of Evil Empire. However, Evil Empire shall not use the Consultant’s name in any press release, or quote the Consultant in any Evil Empire materials (including advertisements), or otherwise use the Consultant’s name in a manner not specifically permitted by the preceding sentence, unless in each case Evil Empire obtains in advance the Consultant’s consent. The foregoing consents shall not be unreasonably withheld or delayed by the Consultant. Notwithstanding the foregoing, if, in the opinion of Evil Empires’ counsel, Evil Empire is required by applicable law to use the Consultant’s name in a press release or governmental filing and, under the circumstances, Evil Empire is not reasonably able to obtain the advance written consent of the Consultant, as applicable, to such use, then Evil Empire may proceed without obtaining the advance written consent of the Consultant.

14. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested.

If to Evil Empire:
Evil Empire, Inc. 5313 Corbett St. Las Vegas, Nevada 89130 Attn: Sheila Cunningham Email: sheila@evilempire.com
If to the Consultant:
c/o Trendmark Inc. W7056 Penny Ln. Fond Du Lac, Wisconsin 54937 Email: btminvestments@yahoo.com

Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date sent by registered or certified mail.

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15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. The Consultant agrees that Evil Empire may assign this Agreement, in whole but not in part, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger, consolidation or other reorganization of Evil Empire with or into such corporations. Evil Empire also may assign this Agreement, in whole but not in part, to any person or entity controlled by, in control of, or under common control with, Evil Empire, if it obtains the prior written consent of the Consultant, which consent shall not unreasonably be withheld or delayed; provided, however, that no such assignment shall relieve Evil Empire of its liability to the Consultant hereunder. Evil Empire may not otherwise assign this Agreement without the Consultant’s prior written consent.

16. Indemnification. Evil Empire shall indemnify, defend and hold harmless the Consultant from any claim, loss, liability or expense (including reasonable attorney’s fees) incurred by him as a result of the performance of his Services hereunder in accordance with the terms hereof, a material breach by Evil Empire hereof or any gross negligence or willful misconduct by Evil Empire or its respective officers or directors in connection with this Agreement or otherwise relating to or resulting from the performance of the Services hereunder, except where such claim, loss, liability or expense is attributable primarily to the Consultant’s own gross negligence or willful misconduct.

17. Entire Agreement; Counterparts. This Agreement and the Share Exchange Agreement constitute the entire agreement among the Parties as to the subject matter hereof and supersedes all prior oral and written agreements regarding the same subject matter. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to conflict of law principles.

19. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

20. Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.

21. Resolution of Disputes. Except as set forth below, any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All Parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Los Angeles, California; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement.

22. Further Assurances. Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the requesting party’s rights hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Consulting Agreement as of the date first written above.

Evil Empire: EVIL EMPIRE DESIGNS, INC.
By:	/s/ Sheila Cunningham
Name:	Sheila Cunningham
Title:	Chief Executive Officer

Consultant:
/s/ Timothy McNamer
Timothy McNamer

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